UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2026
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Term Loan Credit Agreement

On March 19, 2026, Dollar Tree, Inc., a Virginia corporation (the “Company”), entered into a credit agreement (the “Term Loan Credit Agreement”), with Bank of America, N.A., as agent, and the banks, financial institutions and other institutional lenders from time to time party thereto, providing for a $500 million term loan credit facility (the “Term Loan Facility”).

The Term Loan Facility matures on March 19, 2029.

Loans under the Term Loan Facility will bear interest at an initial interest rate equal to the Term SOFR Rate (as defined in the Term Loan Credit Agreement) plus 1.00%, subject to adjustment based on (i) the Company’s credit ratings and (ii) the Company’s leverage ratio. The Term Loan Facility allows voluntary repayment of outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to SOFR loans. There is no required amortization under the Term Loan Facility.

The Term Loan Facility contains a number of affirmative and negative covenants that, among other things, and subject to certain significant baskets and exceptions, restrict the Company’s ability to incur subsidiary indebtedness, incur liens, sell all or substantially all of the Company’s (including the Company’s subsidiaries’) assets and consummate certain fundamental changes. The Term Loan Facility also contains a maximum leverage ratio covenant and a minimum fixed charge coverage ratio covenant. The Term Loan Credit Agreement provides for certain events of default which, if any of them occurs, would permit or require the loans under the Term Loan Facility to be declared due and payable and the commitments thereunder to be terminated.

The agent and lenders under the Term Loan Credit Agreement (the “Lenders”) and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lenders and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking, hedging, brokerage and advisory services for the Company for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Term Loan Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Termination of the Existing Credit Agreement

In connection with entry into the Term Loan Credit Agreement as described in Item 1.01 above, upon its expiration on March 20, 2026, all commitments have been terminated and all obligations have been fulfilled under the Company’s existing 364-day revolving credit agreement, dated as of March 21, 2025, as amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as borrower, the banks and financial institutions from time to time party thereto, the issuers of letters of credit party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit
10.1
Credit Agreement, dated as of March 19, 2026, by and among Dollar Tree, Inc., Bank of America, N.A., as agent, and the banks, financial institutions and other institutional lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: March 23, 2026	By:	/s/ John S. Mitchell, Jr.
John S. Mitchell, Jr.
Chief Legal Officer